Exhibit 10.27

EXECUTION COPY

BROADCASTING MEDIA PARTNERS, INC.

2010 EQUITY INCENTIVE PLAN

NOTICE OF STOCK OPTION GRANT

Participant:	Andrew Hobson

Number of Shares
Subject to Option:	36,027 shares of Class A Common Stock, par value $0.001 per share (“Shares”) of Broadcasting Media Partners, Inc. (the “Company”), which shall be allocated into three tranches: 6,358 Tranche 1 Shares (“Tranche 1”), 27,550 Tranche 2 Shares (“Tranche 2”), and 2,119 Tranche 3 Shares (“Tranche 3”).

Type of Option:	Nonqualified Stock Option

Exercise Price Per Share:	Tranche 1: $306.67 Tranche 2: $494.875 Tranche 3: $593.85

Grant Date:	April 29, 2011

Service Commencement Date:	January 1, 1994

Vesting Commencement Date:	September 29, 2010

Date Exercisable:	This Option shall become exercisable for Shares or Restricted Stock as provided in Section 2(a) or Section 2(e) of this Option Award Agreement.

Vesting Schedule:	Each of the Tranche 1, Tranche 2 and Tranche 3 Shares subject to this Option shall vest and become exercisable in the following percentages on the following dates (each, a “Vesting Date”); provided, however, that the Participant’s Service has not terminated prior to the applicable Vesting Date and the vesting of any Shares of such Tranche has not been accelerated as provided below:

Vesting Date	Vesting Percentage
March 29, 2012	25%
September 29, 2012	25%
September 29, 2013	25%
September 29, 2014	25%

If a fraction of a Share is scheduled to vest on a Vesting Date, then a whole Share shall vest in lieu thereof, and a corresponding adjustment shall be made to the remainder of the Shares scheduled to vest such that no fractional Shares are subject to vesting.

Additional Vesting Terms:	The Participant shall vest, upon a Protected Termination, in a portion of the unvested Shares subject to each Tranche of the Option determined by (i) multiplying the number of Shares underlying such Tranche of the Option by a fraction (not greater than one), the numerator of which is the sum of the number of full and partial months of Service since the Vesting Commencement Date plus twelve (12) months and the denominator of which is forty-eight (48) and (ii) subtracting from such amount the number of Shares underlying the portion of such Tranche of the Option that has already vested prior to such Protected Termination. Notwithstanding the foregoing, if the Participant’s Service is terminated by the Company without Cause or by the Participant with Good Reason within (a) the ninety (90) day period immediately preceding the commencement of employment of the first chief executive officer employed by the Company after the Grant Date (but only if the Participant reasonably demonstrates that such termination or action by the Company leading to such termination is otherwise in connection with or in anticipation of the commencement of employment of such new chief executive officer of the Company) or (b) one (1) year following the commencement of employment of the first chief executive officer employed by the Company after the Grant Date, the Participant shall vest in a portion of the unvested Shares subject to each Tranche of the Option determined by (i) multiplying the number of Shares underlying such Tranche of the Option by a fraction (not greater than one), the numerator of which is the sum of the number of full and partial months of Service since the Vesting Commencement Date plus fifteen (15) months, and the denominator of which is forty-eight (48) and (ii) subtracting from such amount the number of Shares underlying the portion of such Tranche of the Option that has already vested prior to such Protected Termination.

The vesting requirement with respect to the Shares underlying each Tranche of the Option shall be deemed to be fully satisfied upon the Participant’s termination of Service (i) by the Company without Cause or by Participant with Good Reason, in each case, within the one-hundred eighty (180) day period immediately preceding a Change of Control; provided, the Participant reasonably demonstrates that such termination is otherwise in connection with or in anticipation of a Change of Control that actually occurs within 180 days following such termination, or (ii) due to a Protected Termination on or following a Change of Control.

If the Participant’s Service with the Company is terminated for Cause, the Company shall have the right to purchase any Shares acquired pursuant to the exercise of this Option at the lesser of the Participant’s cost or the Fair Market Value of such Shares; provided, however, that if this Option would be subject to California law (as provided in Section 2(d) of the Agreement), such Company purchase right shall be subject to the additional requirements with respect to Options subject to California law set forth in Section 9(c) of the Agreement; provided, further, that such Company purchase right shall lapse as provided in Section 9(f) of the Agreement. If the Participant resigns after an inquiry by the Company as to the existence of Cause has been initiated and Cause existed as of the date of such resignation, this Option shall not be exercisable and the Company shall have the same right to purchase any Shares acquired pursuant to the exercise of this Option as if the Participant’s employment had been terminated for Cause.

Definitions:	Capitalized terms are defined in the Agreement and in the Plan to the extent not defined in this Notice.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

This Option is granted under and governed by the terms and conditions of Broadcasting Media Partners, Inc. 2010 Equity Incentive Plan (the “Plan”) and the Stock Option Agreement attached hereto as Exhibit A (the “Agreement”), both of which are hereby made a part of this document (the “Notice”).

BROADCASTING MEDIA PARTNERS, INC.

By:	/s/ Randel A. Falco

Title:

PARTICIPANT

Signature:	/s/ Andrew Hobson

Print Name:	Andrew Hobson

OPTION GRANT

[HOBSON NOTICE OF OPTION AWARD SIGNATURE PAGE]

EXHIBIT A

Broadcasting Media Partners, Inc.

2010 Equity Incentive Plan

Option Award Agreement

SECTION 1.	GRANT OF OPTION

(a)	Option. On the terms and conditions set forth in this Agreement and the Notice of Stock Option Grant referencing this Agreement (the “Notice”), Broadcasting Media Partners, Inc. (the “Company”) hereby grants to the Participant an option under the terms set forth in the Notice (the “Option”) pursuant to and in accordance with the terms of the Broadcasting Media Partners, Inc. 2010 Equity Incentive Plan (the “Plan”). Each Notice, together with this referenced Agreement, shall be a separate award governed by the terms of this Agreement and the Plan. This Agreement shall apply both to this Option and to the Shares acquired upon the exercise of this Option.

(b)	Adjustment of Award. The number of Shares subject to this Option is subject to adjustment following the occurrence of certain events affecting the Company, as provided in Section 10 of the Plan.

(c)	Equity Incentive Plan and Defined Terms. This Option is granted under and subject to the terms of the Plan. Capitalized terms are defined in the Notice and in the Plan to the extent not defined in this Agreement.

SECTION 2.	RIGHT TO EXERCISE

(a)	General. Subject to the conditions set forth in this Agreement, and except as otherwise set forth in the Notice, all or part of this Option may be exercised by the Participant (or in the case of the Participant’s death or Permanent Disability, the Participant’s representative) to the extent it has vested; provided, however, that the Company shall have the right not to deliver Shares upon the exercise of this Option if, after the exercise of this Option, the Participant’s Service is terminated for Cause or the Participant resigns after an inquiry as to whether Cause exists has been initiated and Cause existed as of the date of such resignation.

(b)	Vesting. Subject to the conditions set forth in this Agreement, this Option shall vest at the time or times set forth in the Notice.

(c)

Expiration. This Option shall expire on the earliest to occur of the following: (i) the tenth (10th) anniversary of the date of grant; (ii) ninety (90) days following termination of Participant’s Service for any reason other than death, Permanent Disability, Cause, termination without Cause, voluntary resignation with Good Reason, or voluntary resignation without Good Reason prior to the third (3rd) anniversary of the Participant’s Service Commencement Date; (iii) one-hundred eighty one (181) days following termination of Participant’s Service without Cause (other than due to death or Permanent Disability) or by voluntary resignation with Good Reason; (iv) one (1) year following termination of Participant’s Service due to death or Permanent Disability; and (v) immediately on the date Participant’s Service terminates for Cause or as a result of voluntary resignation without Good Reason prior to the third (3rd) anniversary of the Participant’s Service Commencement Date. Subject to Section 2(e), the Participant (or in the case of the Participant’s death or

Permanent Disability, the Participant’s representative) may exercise all or part of this Option at any time before its expiration under the preceding sentence, but only to the extent that this Option has vested and become exercisable on or before the date the Participant’s Service terminates (except as otherwise provided in the Notice). Except as otherwise set forth in the Notice, when the Participant’s Service terminates, this Option shall expire immediately with respect to the number of Shares for which this Option is not yet vested.

(d)	Expiration if Option is Subject to California Law. Notwithstanding anything to the contrary, if this Option would be subject to Section 25110 of the California Corporations Code or any successor law but for the exemption contained in Section 25102(o) of the California Corporations Code (or any successor law), as provided under Appendix I of the Plan, this Option shall expire on the earliest to occur of the following: (i) the tenth (10th) anniversary of the date of grant; (ii) ninety (90) days following termination of Participant’s Service for any reason other than death, Permanent Disability, Cause, termination without Cause, or voluntary resignation with Good Reason; (iii) one-hundred eighty one (181) days following termination of Participant’s Service without Cause (other than due to death or Permanent Disability) or by voluntary resignation with Good Reason; (iv) one (1) year following termination of Participant’s Service due to death or Permanent Disability; and (v) immediately on the date Participant’s Service terminates for Cause. Subject to Section 2(e), the Participant (or in the case of the Participant’s death or Permanent Disability, the Participant’s representative) may exercise all or part of this Option at any time before its expiration under the preceding sentence, but only to the extent that this Option has vested and become exercisable on or before the date the Participant’s Service terminates (except as otherwise provided in the Notice). Except as otherwise set forth in the Notice, when the Participant’s Service terminates, this Option shall expire immediately with respect to the number of Shares for which this Option is not yet vested.

(e)	Exercisable for Restricted Stock: With the consent of the Committee, to be provided in its sole discretion, beginning at the earliest of: (i) an Initial Public Offering, (ii) immediately prior to a sale of the underlying Shares in connection with a Change of Control or other Liquidity Event, (iii) the termination of the Participant’s Service, or (iv) ninety (90) days prior to the tenth (10th) anniversary of the date of grant, this Option may be exercised for Restricted Stock that has the same vesting requirements as this Option and such other restrictions as determined by the Committee and as set forth in a Restricted Stock Award Agreement to be provided by the Company. As a condition to exercising this Option for Restricted Stock, the Participant shall execute a Restricted Stock Award Agreement.

SECTION 3.	EXERCISE PROCEDURES

(a)	Notice of Exercise. The Participant (or, if applicable the Participant’s representative) may exercise this Option by giving written notice to the Company specifying the election to exercise this Option, the number of Shares for which it is being exercised and the form of payment. Schedule 1 is an example of a “Notice of Exercise”. The Notice of Exercise shall be signed by the person exercising this Option. In the event that this Option is being exercised by the Participant’s representative, the notice shall be accompanied by proof (satisfactory to the Committee) of the representative’s right to exercise this Option. The Participant or the Participant’s representative shall deliver to the Company, at the time of giving the notice, payment in a form permissible under Section 4 hereof for an amount equal to the Exercise Price (as set forth in the Notice) multiplied by the number of Shares with respect to which this Option is being exercised (the “Purchase Price”).

(b)	Issuance of Shares. After receiving a proper notice of exercise and subject to the terms of the Plan, the Notice and this Agreement, the Company shall cause to be issued a certificate or certificates for the Shares as to which this Option has been exercised, registered in the name of the person exercising this Option; provided that prior to the delivery of the Shares, the Participant enters a joinder to the Stockholders Agreement, or such other agreement in a form and substance satisfactory to the Company.

(c)	Withholding Requirements. The Company may withhold any tax (or other governmental obligation) as a result of the exercise of this Option, as a condition to the exercise of this Option, and the Participant shall make arrangements satisfactory to the Company to enable it to satisfy all such withholding requirements. The Participant shall also make arrangements satisfactory to the Company to enable it to satisfy any withholding requirements that may arise in connection with the vesting or disposition of Shares purchased pursuant to the exercise of this Option.

(d)	Legend. The Company shall cause to be issued a certificate or certificates for the Shares purchased pursuant to the exercise of this Option registered in the name of the Participant. Unless otherwise determined by the Company, such certificate shall bear the following legend:

“THE VOTING OF THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE, AND THE SALE, ENCUMBRANCE OR OTHER DISPOSITION THEREOF, ARE SUBJECT TO THE PROVISIONS OF THAT CERTAIN STOCK OPTION AGREEMENT BETWEEN THE RECORD HOLDER OF THE SHARES OF STOCK REPRESENTED BY THE CERTIFICATE AND THE ISSUER. SUCH AGREEMENT INCLUDES RESTRICTIONS AND LIMITATIONS ON THE TRANSFER OF THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE.”

SECTION 4.	PAYMENT FOR SHARES

(a)	Cash or Check. All or part of the Purchase Price may be paid in cash or personal check.

(b)	Alternative Methods of Payment. During the term of the Participant’s Service with the Company and its subsidiaries and affiliates, or, if the Service of the Participant terminates for any reason other than by the Company for Cause or by the Participant without Good Reason, all or any part of the Purchase Price and any applicable withholding requirements may, at the election of the Participant, be paid by one or more of the following methods:

(i)	Surrender of Shares. By surrendering of Shares then owned by the Participant; provided that such action would not cause the Company or any Subsidiary to recognize a compensation expense (or additional compensation expense) with respect to the applicable Option for financial reporting purposes, unless the Committee consents thereto. Such Shares shall be surrendered to the Company in good form for transfer and shall be valued at their Fair Market Value on the date of the applicable exercise of this Option.

(ii)	Net Exercise. By reducing the number of Shares otherwise deliverable pursuant to this Option by the number of such Shares having a Fair Market Value on the date of exercise equal to the Purchase Price (and if applicable and elected by the Participant, any required withholding).

(iii)	Exercise/Sale. By delivering (on a form prescribed by the Company) an irrevocable direction (i) to a securities broker approved by the Company to sell Shares and to deliver all or part of the sales proceeds to the Company, or (ii) to pledge Shares to a securities broker or lender approved by the Company as security for a loan, and to deliver all or part of the loan proceeds to the Company, in each case in payment of all or part of the Purchase Price and any withholding requirements.

SECTION 5.	TRANSFER OR ASSIGNMENT OF OPTION.

This Option and the rights and privileges conferred hereby shall not be sold, pledged or otherwise transferred (whether by operation of law or otherwise) other than by will or the laws of descent and distribution and shall not be subject to sale under execution, attachment, levy or similar process.

SECTION 6.	SHAREHOLDER RIGHTS.

(a)	Stockholders Agreement. As a condition to the issuance of any Shares purchased upon exercise of this Option hereunder, the Participant shall enter into and execute a joinder to the Stockholders Agreement or such other agreement in a form and substance satisfactory to the Company.

(b)	Rights as Shareholder. Until such time as the Shares acquired upon exercise of this Option are repurchased by the Company in accordance with the terms of this Agreement, the Participant (or any successor in interest) shall have all the rights of a shareholder (including dividend and liquidation rights) with respect to such Shares. For the avoidance of doubt, the Participant shall have no rights as a stockholder with respect to the Shares underlying this Option until such Shares have been issued pursuant to the terms of this Agreement.

(c)	Voting Rights. The Participant hereby appoints each Principal Investor as its proxy to vote the Shares acquired upon exercise of this Option, whether at a meeting or by written consent in accordance with the provisions of Section 2 of the Stockholders Agreement (whether or not the Participant is required by the Company to execute a joinder to the Stockholders Agreement). The proxy granted hereby is irrevocable and coupled with an interest sufficient in law to support an irrevocable power. Notwithstanding the above, this paragraph 6(c) shall cease to apply as to any such Shares upon the termination of the Stockholders Agreement as to such Shares.

SECTION 7.	SECURITIES LAW ISSUES.

(a)	Securities Not Registered. The Shares acquired upon exercise of this Option have not been registered under the Securities Act. Any Shares acquired upon exercise of this Option are being issued to the Participant in reliance upon either (i) the exemption from such registration provided by Rule 701 promulgated under the Securities Act for stock issuances under compensatory benefit plans such as the Plan or (ii) the exemption for grants made to executive officers of the Company (or one of its Affiliates or Subsidiaries) under Section 4(2) and Regulation D of the Securities Act.

(b)	Participant Representations. The Participant hereby confirms that he or she has been informed that the Shares acquired upon exercise of this Option are “restricted securities” under the Securities Act which may not be resold or transferred unless they are first registered under the Securities Act or unless an exemption from such registration is available. Accordingly, the Participant hereby represents and acknowledges as follows:

(i)	The Shares are being acquired for investment, and not with a view to sale or distribution thereof; and

(ii)	The Participant is prepared to hold the Shares for an indefinite period and is aware that Rule 144 promulgated under the Securities Act (which exempts certain resales of securities) is not presently available to exempt the resale of the Shares from the registration requirements of the Securities Act.

(c)	Registration. The Company may, but shall not be obligated, to register or qualify the Shares under the Securities Act or any other applicable law, except, solely with respect to Participants who are signatories to or have executed a joinder with respect to the Registration Rights Agreement, as required under the Registration Rights Agreement.

(d)	Market Stand-Off. In connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act, including the Company’s Initial Public Offering, the Participant hereby agrees, at the request of the Company or the managing underwriters, to be bound by and/or to execute and deliver, a lock-up agreement with the underwriter(s) of such public offering restricting such Participant’s right to (a) Transfer, directly or indirectly, any Shares acquired under this Agreement or any securities convertible into or exercisable or exchangeable for such Shares or (b) enter into any swap or other arrangement that transfers to another any of the economic consequences of ownership of Shares acquired under this Agreement, in each case to the extent that such restrictions are agreed to by the Majority Principal Investors (as defined in the Stockholders Agreement) (or a majority of the shares of Common Stock if there are no Principal Investors remaining) with the underwriter(s) of such public offering (the “Principal Lock-Up Agreement”); provided, however, that the Participant shall not be required by this Section 7(d) to be bound by a lock-up agreement covering a period of greater than 90 days (180 days in the case of the Initial Public Offering) following the effectiveness of the related registration statement. Notwithstanding the foregoing, such lock-up agreement shall not apply to: (a) Transfers to Permitted Transferees of the Participant permitted in accordance with the terms of this Agreement, (b) conversions of Shares into other classes of Shares or securities without change of Participant and (c) during the period preceding the execution of the underwriting agreement, Transfers to a charitable organization, described by Section 501(c)(3) of the Code, permitted in accordance with the terms of the Stockholders Agreement.

(e)	Additional Restrictions. The Shares are subject to such additional restrictions as are set forth in the Stockholders Agreement and any employment or consulting agreement between the Participant and the Company or any Subsidiary or Affiliate, as well as such other restrictions upon the sale, pledge or other transfer of such Shares (including the placement of appropriate legends on stock certificates or the imposition of stop-transfer instructions), that in the judgment of the Company, are necessary or desirable in order to achieve compliance with the Securities Act or the securities laws of any state or any other law.

(f)	Participant Undertaking. The Participant agrees to take whatever additional actions and execute whatever additional documents that the Company may deem necessary or advisable to carry out or effect one or more of the obligations or restrictions imposed on either the Participant or the Shares pursuant to the provisions of this Agreement or to comply with applicable laws.

SECTION 8.	TRANSFER OF SHARES

(a)	General Rule. Other than as set forth herein, the Shares acquired upon exercise of this Option may not be transferred to any person other than to the Company or to a Permitted Transferee in accordance with the terms of the Stockholders Agreement (whether or not the Participant has executed a joinder to the Stockholders Agreement) or any other applicable agreement entered into by the Company and the Participant; provided that notwithstanding the Stockholders Agreement, the Company may restrict transfers to a Permitted Transferee if, in its sole and absolute discretion, the Company determines it desirable in order to limit the number of holders of record of shares of stock of the Company, so as to prevent the Company from becoming a reporting company under the Securities and Exchange Act of 1934. Notwithstanding the above, this Section 8(a) shall cease to apply as to any Shares acquired upon exercise of this Option upon an Initial Public Offering, subject to the Stockholders Agreement or any other applicable agreement entered into by the Company and the Participant.

(b)	Transferee Obligations. If the Shares acquired upon exercise of this Option are transferred to a Permitted Transferee, such Permitted Transferee must, as a condition precedent to the validity of such transfer, acknowledge in writing to the Company that such person is bound by the provisions of this Agreement to the same extent such Shares would be so subject if retained by the Participant.

(c)	Drag-Along Rights. The Shares acquired upon exercise of this Option shall be subject to the Drag-Along Rights as set forth in Sections 4.2 and 4.3 of the Stockholders Agreement (whether or not the Participant is a signatory thereof), the provisions of such Sections 4.2 and 4.3 of the Stockholders Agreement to apply mutatis mutandis to this Agreement. The Participant shall be deemed to have appointed each member of the Principal Investors, with full power of substitution, as the Participant’s true and lawful representative and attorney-in-fact, in such Participant’s name, place and stead, to execute and deliver any and all agreements that the members of the Principal Investors reasonably believe are consistent with the purposes of Sections 4.2 and 4.3 of the Stockholders Agreement. The foregoing power of attorney is coupled with an interest sufficient in law to support an irrevocable power and shall continue in full force and effect notwithstanding the subsequent death, incapacity, bankruptcy or dissolution of any Participant.

(d)	Tag-Along Rights. The Shares shall be subject to the Tag-Along Rights as, and to the extent, set forth in Section 4.1 of the Stockholders Agreement (whether or not the Participant is a signatory thereof), the provisions of such Section 4.1 of the Stockholders Agreement to apply mutatis mutandis to this Agreement.

(e)	Additional Shares or Substituted Securities. In the event of the declaration of a stock dividend, the declaration of an extraordinary dividend payable in a form other than stock, a spin-off, a stock split, an adjustment in conversion ratio, a recapitalization or a similar transaction affecting the Company’s outstanding securities without receipt of consideration, any new, substituted or additional securities or other property (including money paid other than as an ordinary cash dividend) which are by reason of such transaction distributed with respect to any of the Shares acquired upon exercise of this Option or into which such Shares thereby become convertible shall immediately be subject to this Section 8.

SECTION 9.	CALL RIGHT

(a)	Call Right. If the Participant’s Service with the Company ceases for any reason, the Company shall have the right (but not an obligation) to call any Shares acquired upon exercise of this Option.

(b)	Exercise Notice. In the event the Company wishes to exercise its Call Right, the Company shall notify the Participant (or any Permitted Transferee to whom the Shares have been transferred) by written notice that the Company has elected to exercise such right, and the number of Shares with respect to which the right is being exercised.

(c)	Execution of Call. The closing of any purchase and sale pursuant to the Call Right shall take place at the principal office of the Company as soon as reasonably practicable and in no event later than thirty (30) days after the date of the Company’s exercise notice described in Section 9(b) or at such other time and location as the parties to such purchase may mutually determine; provided, however, that if this Option would be subject to California law, as provided in Section 2(d) of this Agreement, the closing of any purchase and sale pursuant to the Call Right shall in no event take place later than ninety (90) days after the date of termination of the Participant’s Service.

(d)	Purchase Price. If the Company exercises the Call Right, the Participant shall sell, and shall cause any Permitted Transferee to whom Shares acquired pursuant to exercise of this Option have been transferred to sell (and such Permitted Transferee shall sell), to the Company all of the Shares subject to the Call Right and the Company shall purchase each such Share for its Fair Market Value on the date of the issuance of the Company’s exercise notice pursuant to Section 9(b); provided, that, in the event of a termination of the Participant’s Service (i) by the Company for Cause, (ii) by the Participant’s resignation after an inquiry by the Company as to the existence of Cause has been initiated and Cause existed as of the date of such resignation, or (iii) by the Participant’s voluntary resignation without Good Reason prior to the third (3rd) anniversary of the Participant’s Service Commencement Date, then the purchase price pursuant to the Call Right shall equal the lesser of the amount paid by the Participant or such Fair Market Value. The Company shall make commercially reasonable efforts, as determined by the Board of Directors in good faith, to pay all or any portion of the repurchase price in cash. However, if the Company cannot make all or any portion of the payment in cash it shall issue a promissory note with a principal amount equal to the amount of the repurchase price which was not paid in cash (e.g., the full amount or a portion thereof, as applicable), on which interest will accrue on the principal thereof at a rate equal to the prime rate and the principal, together with the interest thereon, will become due and payable, to the extent commercially reasonable (as determined by the Board of Directors), in three equal annual installments, payable on the first, second and third anniversaries of the date of issuance thereof.

(e)

Change of Control. Notwithstanding the foregoing, if (i) the Company enters into a definitive agreement with respect to a Change of Control of the Company within three (3) months following the Company’s delivery to the Participant of a notice of exercise of the Call Right in accordance with Section 9(b), (ii) within twelve (12) months following the initial signing of such definitive agreement, a Change of Control is consummated pursuant to the terms of such definitive agreement (including such agreement as may be amended within such period), and (iii) the net cash proceeds realized per Share with respect to Class A Common Stock (or any other class of Common Stock that differs from the Class A Common Stock only in respect of voting rights) with respect to such Change of Control exceeds the per Share purchase price of the Class A Common Stock sold by the Participant in connection with the Call Right, then the Participant shall be entitled to an additional payment as part of the sales price as soon as reasonably practicable following such Change of Control, equal to the excess of the per Share net cash proceeds realized over the per Share purchase price of the Call Right, multiplied by the number of Shares of Class A Common Stock previously sold by Participant in connection with the Call Right. This Section 9(e) shall not apply if the Company exercises the Call Right following the Participant’s termination for Cause or the Participant’s resignation after an inquiry by the Company as to the existence of Cause has been initiated and Cause existed as of the date of such resignation.

(f)	Lapse of Rights.

(i)	Except as provided in subsection (ii) below, the Call Right shall lapse upon the earlier of (A) the eighteen (18) month anniversary of the Participant’s termination of Service, and (B) an Initial Public Offering.

(ii)	The Company’s rights to purchase Shares upon the Participant’s termination for Cause (or the Participant’s resignation after an inquiry as to whether Cause exists has been initiated and Cause existed as of the date of such resignation) shall lapse only upon the six (6) month anniversary of an Initial Public Offering. The Company’s right to purchase Shares upon the Participant’s material breach of the restrictive covenants set forth in Sections 8.1 and 8.2 of the Employment Agreement or such provisions as may govern similar restrictions in any subsequent employment agreement between the Participant and the Company or any subsidiary or affiliate thereof, shall lapse only upon an Initial Public Offering.

(g)	Additional Shares or Substituted Securities. In the event of the declaration of a stock dividend, the declaration of an extraordinary dividend payable in a form other than stock, a spin-off, a stock split, an adjustment in conversion ratio, a recapitalization or a similar transaction affecting the Company’s outstanding securities without receipt of consideration, any new, substituted or additional securities or other property (including money paid other than as an ordinary cash dividend) which are by reason of such transaction distributed with respect to any of the Shares subject to the Call Right or into which such Shares thereby become convertible shall immediately be subject to this Section 9.

(h)	Termination of Rights as Shareholder. If the Company makes available, at the time and place and in the amount and form provided in this Agreement, the consideration for the Shares to be purchased in accordance with this Section 9, then after such time the person from whom such Shares are to be purchased shall no longer have any rights as a holder of such Shares (other than the right to receive payment of such consideration in accordance with this Agreement). Such Shares shall be deemed to have been purchased in accordance with the applicable provisions hereof, whether or not the certificate(s) therefor have been delivered as required by this Agreement.

SECTION 10.	MISCELLANEOUS PROVISIONS

(a)	No Retention Rights. Nothing in this Agreement or in the Plan shall confer upon the Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Subsidiary or Affiliate employing or retaining the Participant) or of the Participant, which rights are hereby expressly reserved by each, to terminate his or her Service at any time and for any reason, with or without cause.

(b)	Notification. Any notice required by the terms of this Agreement shall be given in writing and shall be deemed effective upon personal delivery or upon deposit with the United States Postal Service, by registered or certified mail, or a nationally recognized overnight express mail service with postage and fees prepaid. Notice shall be addressed to the Company at its principal executive office and to the Participant at the address that he or she most recently provided to the Company.

(c)	Entire Agreement. This Agreement, the Notice, the Plan, the Stockholders Agreement (or such other stockholders agreement entered into between the Company and the Participant) and any employment or consulting agreement between the Participant and the Company constitute the entire contract between the parties hereto with regard to the subject matter hereof. They supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof.

(d)	Waiver. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature.

(e)	Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon the Participant, the Participant’s assigns and the legal representatives, heirs and legatees of the Participant’s estate, whether or not any such person shall have become a party to this Agreement and have agreed in writing to be join herein and be bound by the terms hereof.

(f)	Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, as such laws are applied to contracts entered into and performed in such State.

SECTION 11.	DEFINITIONS.

(a)	“Agreement” shall mean this Option Award Agreement.

(b)	“Call Right” shall mean the Call Right described in Section 9 of this Agreement.

(c)	“Company” shall have the meaning described in Section 1(a) of this Agreement.

(d)	“Company Securities” shall mean Common Stock, or such other class or kind of shares or other securities resulting from an event described in Section 10 of the Plan.

(e)	“Employment Agreement” shall mean the amended and restated employment and non-competition agreement dated as of December 30, 2008 by and between the Company and the Participant, as may be amended from time to time.

(f)

“Fair Market Value”, for purposes of the Notice and Section 9 hereof, and except as otherwise modified in the Notice, shall mean with respect to any Share (i) prior to an Initial Public Offering, the fair value of such Share based on an independent, third party valuation obtained by the Company from a nationally recognized appraiser and without any liquidity or minority discounts and (ii) on and after an Initial Public Offering, Fair Market Value shall mean the average closing price of a Share over a period of 90 calendar days (45 days before and 45 days after the date of such valuation or, if the Shares are not publicly traded during any portion of such period, such other 90-day period that most closely resembles that period) (subject to appropriate equitable adjustments if Company Securities, other than the Shares, remain outstanding at the time of determination). Prior to an Initial Public Offering, when determining the Fair Market Value, the Participant may obtain a second independent, third party valuation from a nationally recognized appraiser. In the event the Participant’s valuation is within ten percent (10%) of the Company’s valuation, the average of the two valuations shall be used. In the event the Participant’s valuation is greater than one hundred ten percent (110%) of the Company’s valuation, the Company and the Participant shall submit to binding baseball-type arbitration before a single arbitrator, conducted in accordance with the commercial arbitration rules of the AAA. The Company shall pay the reasonable costs of the arbitrator. If the arbitrator selects the Participant’s valuation, the Company shall reimburse the Participant for the reasonable cost of the Participant’s valuation and the Participant’s reasonable legal fees in conducting the arbitration.

(g)	“Good Reason” shall mean either (i) a material reduction in base salary or (ii) a relocation of the Participant’s primary office at least fifty (50) miles farther from both the Participant’s then primary office location and the Participant’s then primary residence, provided the Participant gives notice to the Company of a Good Reason event within thirty (30) days of the occurrence event, the Company does not cure such event within thirty (30) days of receipt of such notice and the Participant terminates employment within ten (10) days thereafter; provided, however, that if a Participant is a party to any employment or other agreement governing the provision of services to the Company or any Subsidiary or Affiliate, and such agreement defines “Good Reason” (or term of like import), “Good Reason” shall have the meaning given to such term (or term of like import) in such agreement.

(h)	“Initial Public Offering” shall mean (i) “initial public offering” as defined in the Stockholders Agreement and (ii) Company Securities otherwise becoming traded on a national securities exchange.

(i)	“Liquidity Event” shall mean any event whereby the holder of the underlying Shares would be entitled to the tag-along rights set forth in Sections 4.1 of the Stockholders Agreement and/or would be subject to the drag-along provisions set forth in Section 4.2 of the Stockholders Agreement, if such holder of the underlying Shares were a party to the Stockholders Agreement at the time of such event.

(j)	“Notice” shall have the meaning described in Section 1(a) of this Agreement.

(k)	“Participant” shall mean the person named in the Notice.

(l)	“Permanent Disability” shall mean “permanent disability” as defined in any employment or other agreement between the Company and the Participant governing the provision of Service by the Participant to the Company and its Affiliates, and shall be interpreted in accordance with the procedures set forth therein, or in the absence of such an agreement, Permanent Disability shall mean the Participant’s absence from the full-time performance of the Participant’s duties with the Company for 180 consecutive days as a result of incapacity due to mental or physical illness, which is determined to be total and permanent by the Board of Directors, in its sole discretion.

(m)	“Permitted Transferee” shall mean “permitted transferee” as defined in the Stockholders Agreement.

(n)	“Plan” shall have the meaning described in Section 1(a) of this Agreement.

(o)	“Principal Investors” shall mean the “principal investors” as defined in the Stockholders Agreement.

(p)	“Protected Termination” shall mean, with respect to a Participant, a termination of such Participant’s Service (i) by the Company without Cause, (ii) due to the Participant’s death or Permanent Disability, or (iii) by the Participant with Good Reason.

(q)	“Registration Rights Agreement” shall mean the Amended and Restated Participation, Registration Rights and Coordination Agreement by and among the Company, Broadcast Media Partners Holdings, Inc., Univision Communications Inc. and Certain Persons who will be stockholders of the Company, dated as of November 23, 2010, as may be amended from time to time.

(r)	“Share” shall mean a share of Class A Common Stock, or such other class or kind of shares or other securities resulting from the application of Section 10 of the Plan.

(s)	“Stockholders Agreement” shall mean the Amended and Restated Stockholders Agreement by and among the Company, Broadcast Media Partners Holdings, Inc., Univision Communications Inc., and Certain Stockholders of Broadcasting Media Partners, Inc., dated as of November 23, 2010, as may be amended from time to time.

(t)	“Transfer” shall mean “transfer” as defined in the Stockholders Agreement.

SCHEDULE 1

FORM OF NOTICE OF EXERCISE

Broadcasting Media Partners, Inc.

[Address]

Attn: Corporate Secretary

To the Corporate Secretary:

I hereby exercise my stock option granted under the Broadcasting Media Partners, Inc. 2010 Equity Incentive Plan (the “Plan”) and notify you of my desire to purchase the shares that have been offered pursuant to the Plan and related Option Agreement as described below.

In a form permissible under Section 4 of the Option Agreement, I shall pay for the shares, in the amount described below in full payment for such shares plus all amounts required to be withheld by Broadcasting Media Partners, Inc. (the “Company”) under state, Federal or local law as a result of such exercise or shall provide such documentation as is satisfactory to the Company demonstrating that I am exempt from any withholding requirement.

This notice of exercise is delivered this      day of                      (month)      (year).

No. Shares to be Acquired	Type of Option	Exercise Price	Total
Nonstatutory
Estimated Withholding
Amount Paid

Very truly yours,

Signature of Participant

Participant’s Name and Mailing Address

Participant’s Social Security Number

EXERCISE NOTICE